Exhibit 10.1

DIRECTOR SERVICE AND INDEMNITY AGREEMENT

THIS DIRECTOR SERVICE AND INDEMNITY AGREEMENT (this “Agreement”) is entered into on July 15, 2026 (the “Effective Date”)

BY AND BETWEEN

AiRWA Inc., a corporation duly incorporated under the laws of the State of Delaware (the “Company”)

AND

Guibao Ji (the “Director”).

IN CONSIDERATION of the mutual covenants and agreements hereinafter contained and for other good and valuable consideration (the receipt and sufficiency of which is acknowledged by each party), the parties agree as follows:

SECTION 1: SERVICES, FEES, AND PAYMENT

1.1 The Company engages the Director, currently an executive officer of the Company, to provide the services described in Section A of Schedule A attached hereto (the “Services”), and the Director agrees to perform such Services.

1.2 The Director agrees that he will not receive any compensation for his services as a Director beyond that received for his services as Chief Financial Officer of the Company.

1.3 Notwithstanding the above, the Company shall reimburse the Director for the following expenses within 30 days of receiving satisfactory written documentation (sufficient to be audited and included in the Company’s tax return) setting out the expense incurred by the Director:

(a)	Transportation and lodging costs incurred for the Director to attend any meeting of the Company’s board of directors, provided the Chief Executive Officer of the Company, the Chief Financial Officer of the Company (except as long as the Director is the Chief Financial Officer), the General Counsel of the Company or the board of directors of the Company has previously approved the nature, scope, and extent of such costs in writing after receiving a cost estimate from the Director; and

(b)	Any other expense approved in writing by the Chief Executive Officer of the Company, the Chief Financial Officer of the Company (except as long as the Director is the Chief Financial Officer), the General Counsel of the Company, or the board of directors of the Company.

1.4 The Director shall not be entitled to recover from the Company reimbursement for any expenses that were not approved in advance by the Chief Executive Officer of the Company, the Chief Financial Officer of the Company (except that approval by the Chief Financial Officer shall not be valid as long as the Director is the Chief Financial Officer), the General Counsel of the Company, or the board of directors of the Company.

SECTION 2: INDEMNITY

2.1 In the event that the Director is made a party or threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (a “Proceeding”), other than any Proceeding initiated by the Director or the Company related to any contest or dispute between the Director and the Company or any of its affiliates with respect to this Agreement or the Director’s service hereunder (unless the Director is successful in any such Proceeding), by reason of the fact that the Director is or was a director of the Company, or any affiliate of the Company, or is or was serving at the request of the Company as a director, officer, member, employee, or agent of another corporation or a partnership, joint venture, trust, or other enterprise, or if the Director is required by law to disclose Confidential Information, as more fully described in Section 7.1(c), and the Company requires the Director to disclose only that portion of Confidential Information that he is legally required to disclose, the Director shall be indemnified and held harmless by the Company from and against any liabilities, costs, claims, and expenses, including all costs and expenses incurred in defense of any Proceeding and including attorneys’ fees. Costs and expenses incurred by the Director in defense of such Proceeding or in relation to such requirement to disclose Confidential Information (including attorneys’ fees) shall be paid by the Company in advance of the final disposition of such litigation upon receipt by the Company of: (i) a written request for payment; (ii) appropriate documentation evidencing the incurrence, amount, and nature of the costs and expenses for which payment is being sought; and (iii) an undertaking adequate under applicable law made by or on behalf of the Director to repay the amounts so paid if it shall ultimately be determined by a final judgment of a court of competent jurisdiction that the Director is not entitled to be indemnified by the Company under this Agreement.

2.2 During the term hereof, as extended, and for a period of six years thereafter, the Company or any successor to the Company shall purchase and maintain, at its own expense, directors’ and officers’ liability insurance providing coverage to the Director on terms that are no less favorable than the coverage provided to other directors and similarly situated directors of the Company or any successor.

2.3 The foregoing indemnity is in addition to and not in replacement of the indemnity for directors contained in the Company’s Bylaws.

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SECTION 3: TERM AND TERMINATION

3.1 The term of this Agreement shall commence on the Effective Date.

3.2 Unless earlier terminated pursuant to Section 2.2, this Agreement shall terminate upon the earliest of the following occurring (the period from the Effective Date to such termination date being the “Term”):

(a)	The next annual meeting of the shareholders of the Company; or

(b)	The date that the Director is removed by action of one or more of the Company’s shareholders in accordance with the Company’s Bylaws; or

(c)	The date that the Director resigns from the Company’s board of directors, provided that the Director previously provided to the Company 30 days’ advance written notice of such intention to resign.

3.3 Notwithstanding any other provision of this Agreement, if and when any one of the following events occurs in the reasonable judgment of a majority of the board of directors of the Company voting at a duly called and validly held meeting of the board without the Director present, then, and in addition to any other remedy or remedies available to the Company, this Agreement shall be immediately and automatically terminated (unless otherwise decided by the board of directors), and the Company shall not be under any further obligation to the Director:

(a)	the Director commits any breach, or any repeated or continual breach, of any of the Director’s obligations under this Agreement;

(b)	any representation or warranty made by the Director in this Agreement is untrue or incorrect;

(c)	the Director breaches, is in breach of, or has breached any covenant in this Agreement;

(d)	the Director fails to attend any two consecutive board of directors meetings of the Company and no other director of the Company has agreed to attend such meetings on the Director’s behalf;

(e)	the Director dies;

(f)	the Director is or becomes prohibited by any law, regulation, rule, or practice direction from taking up the post of director or senior officer or the Director loses the qualifications to act as director or senior officer;

(g)	the Director is or becomes unable to perform his duties under this Agreement due to health issues, disability, or being of unsound mind, unless the Company can accommodate the Director’s health impairment or disability without the Company incurring undue hardship;

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(h)	the Director is guilty of any serious misconduct or serious neglect in the discharge of the Director’s duties hereunder;

(i)	the Director’s actions or omissions bring the name or reputation of the Company, or any of the Company’s affiliates, subsidiaries, or parent (each a “Group Member”) into serious disrepute or prejudices the business interests of the Company or any Group Member;

(j)	the Director is sued for criminal liability or convicted of any criminal offence other than an offence which in the reasonable opinion of the board of directors of the Company does not affect the Director’s position as a director (bearing in mind the nature of the duties in which the Director is engaged and the capacities in which the Director is engaged); or

(k)	the Director is sued, fined, penalized, or censured for alleged or actual violation of any securities law or regulation in the United States or elsewhere.

3.4 Notwithstanding any other provisions of this Agreement, the provisions of Sections 6, 7, 8, and 9 of this Agreement and all obligations of each party that have accrued before the effective date of termination of this Agreement that are of a continuing nature will survive termination or expiration of this Agreement.

SECTION 4: INDEPENDENT CONTRACTOR

4.1 The Director shall be an independent contractor and not the servant, employee, or agent of the Company, it being recognized, however, that to the extent the provisions of this Agreement result in the creation of an agency relationship to allow the Director to perform certain of the Services on behalf of the Company, then the Director shall, in that context, be the agent of the Company, as the case may be.

4.2 The Director will promptly pay, and be solely responsible for paying, as the same shall become due and payable as a result or consequence of monies paid or payable by the Company to the Director pursuant to this Agreement, all amounts payable pursuant to applicable tax statutes; workers’ compensation, workplace safety, and insurance statutes; pension plan statutes; and any other taxes, statutory deductions, contributions, and assessments on income required by the State of Delaware, the Government of the United States, or any other government or regulatory authority, agency, or body.

4.3 The Director agrees to indemnify and hold harmless the Company against and for any and all claims, and any and all assessments, penalties, interest charges, legal fees and disbursements, and taxes incurred, as a result of the Director’s failure to comply with Section 4.2 of this Agreement.

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4.4 The Director is not entitled to participate in any benefits or pension plan provided by the Company to any of its employees. Except as is required by law, the Director will not receive any of the following or similar payments from the Company: vacation pay; holiday pay; sick pay; overtime pay; benefits; or automobile allowance or company car.

4.5 Subject to compliance with the provisions of this Agreement, the Director may, at any time or times during the Term, carry on the business of providing services to the general public either alone or in association or partnership with another or others, so long as such provision of services does not: create a conflict of interest with the interests of the Company; hinder the Director from his commitment to providing the Services to the Company; or prevent the Director from providing the Services in a timely and competent manner.

SECTION 5: PERSONAL SERVICE AND NON-ASSIGNMENT

5.1 This Contract is an agreement relating to the provision of services by the Director personally. Therefore, the Director’s rights, interests, obligations, duties, etc. hereunder shall not be transferred, assigned or delegated to any third party (except the appointment in writing by the board of directors of the Company of any other director of the Company as proxy to attend a board meeting of the Company).

SECTION 6: OWNERSHIP AND RETURN OF PROPERTY

6.1 All property, including, but not limited to, files, manuals, equipment, securities, and monies of any and all customers of the Company related to the provision of the Services that are, from time to time, in the possession or control of the Director will be, at all times, the exclusive property of the Company. The Director shall forthwith deliver all aforesaid property to the Company on the earlier of:

(a)	the termination of this Agreement; and

(b)	the request, at any time, by the Company.

6.2. The Director agrees that upon termination of this Agreement, he shall at once deliver to the Company all books, manuals, reports, documents, records, effects, money, securities, whether in print or stored electronically, or other property belonging to the Company or for which the Company is liable to others which are in his possession, charge, control, or custody.

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SECTION 7: CONFIDENTIALITY

7.1 The Director acknowledges and agrees that the Company has certain confidential information which includes knowledge of trade secrets whether patented or not, computer programs, research and development data, testing and evaluation plans, business plans, opportunities, forecasts, products, strategies, proposals, suppliers, sales, manuals, work programs, financial, and marketing information, customer lists or names, and information regarding customers, contracts, and accounts of the Company, whether printed, stored electronically, or provided verbally (the “Confidential Information”). Notwithstanding the foregoing, Confidential Information shall not include:

(a)	information that has become generally available to the public other than as a result of a disclosure in breach of this Agreement;

(b)	information that is lawfully received on a non-confidential basis by the Director from a source other than the Company or any of its respective subsidiaries, parent company, affiliates, directors, officers, employees, agents, advisors or other representatives where the Director reasonably believes the source is not prohibited from transmitting or disclosing the data or information by reason of any contractual, legal or fiduciary obligation; or

(c)	information that the Director must disclose pursuant to the requirements of law, provided that the Director provides prompt written notice to the Company of such required disclosure (if permitted by law) so that the Company may seek a protective order or other appropriate remedy or waive compliance with the requirements of this Agreement. In the event that such protective order or other remedy is not obtained, and the Company does not waive compliance with the requirements of this Agreement, the Director agrees to furnish only that portion of the information that he is advised by his legal counsel in writing that he is legally required to disclose and will exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded to such information.

7.2 The Director acknowledges and agrees that the Confidential Information developed or acquired by the Company is among the Company’s most valuable assets and its value may be destroyed by dissemination or unauthorized use.

7.3 The Director agrees that he will treat as confidential and will not, without the prior written consent of a majority of the Company’s board of directors (excluding the Director in the event that the Director is a member of the board of directors), publish, release, disclose, or permit to be published, released or disclosed, either before or after the termination of this Agreement, any Confidential Information other than for the Company’s purposes and benefit.

7.4 The Director agrees that during the term of contract and for 12 months thereafter, he will not use, directly or indirectly, any Confidential Information for his own benefit or for the benefit of any person competing or endeavoring to compete with the Company.

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SECTION 8: CONFLICT AND NON-COMPETITION

8.1 The Director will not, during the Term, provide any service to any person where the performance of that service may or does, in the reasonable opinion of the Director or the actual knowledge of the Director, give rise to a conflict of interest between the obligations of the Director under this Agreement and the obligations of the Director to such other person.

8.2 If the Director is asked by any person, otherwise than pursuant to this Agreement, to perform a service the performance of which in the reasonable or actual opinion of the Director might result in the Director breaching Section 8.1, then the Director shall forthwith notify the Company’s board of directors of the particular circumstances and the Company’s board of directors will thereafter promptly determine and notify the Director whether the Director may, in light of those circumstances and Section 8.1, perform that service.

8.3 The Director agrees that he will not, without the prior written consent of the Company, at any time within 12 months following termination of this Agreement, for himself or on behalf of any person, directly or indirectly solicit, endeavor to solicit, or seek to gain the custom of, canvass, or interfere with any person that:

(a)	is a customer of the Company as of the date of termination of this Agreement;

(b)	was a customer of the Company at any time within 12 months prior to the date of termination of this Agreement; or

(c)	has been pursued as a prospective customer by or on behalf of the Company at any time within twelve 12 months prior to the date of termination of this Agreement, and in respect of whom the Company has not determined to cease all such pursuit, for the purposes of competing or endeavoring to compete with the Company.

8.4 The Director agrees and confirms that the restrictions in Section 8.3 are reasonable and waives all defenses to the strict enforcement of them by the Company.

8.5 The Director agrees and confirms that Sections 8.3(a), 8.3(b), and 8.3(c) are each separate and distinct covenants, severable one from the other, and if any such covenant or covenants are determined to be unenforceable in whole or in part, such unenforceability shall attach only to the covenant or covenants as determined, and all other such covenants shall continue in full force and effect.

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SECTION 9: GOVERNING LAW AND JURISDICTION

9.1 This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law provisions thereof.

9.2 Any dispute, controversy, difference or claim arising out of or in connection with this Agreement, including the existence, validity, effectiveness, interpretation, performance, breach or termination thereof or any dispute regarding non-contractual obligations arising out of or relating to it, (each a “Dispute”) shall be referred to and finally resolved by arbitration administered by the Hong Kong International Arbitration Centre (the “HKIAC”) under the HKIAC Administered Arbitration Rules (the “HKIAC Rules”) for the time being in force. The seat of arbitration shall be Hong Kong. The law of this arbitration clause shall be Hong Kong. Unless otherwise agreed between the Parties, the number of arbitrators shall be one, who shall be appointed by the Appointments Committee of the HKIAC. Each Party agrees that it will not bring any action relating to this Agreement or the Transactions in any court. The Parties agree that mailing of process or other papers in connection with any such proceeding in the manner provided in Section 10 or in such other manner as may be permitted by applicable law, shall be valid and sufficient service thereof.

SECTION 10: NOTICES

10.1 Any notice will be deemed delivered: (a) on the day of delivery in person; (b) one day after deposit with an overnight courier, fully prepaid, where the recipient’s address is in the same country as the dispatcher’s and five business days after deposit where the recipient’s address is in a different country; (c) on the date sent by facsimile transmission; (d) on the date sent by e-mail; or (e) four days after being sent by registered mail or similar (return receipt requested) where the recipient’s address is in the same country as the sender’s and 10 days after deposit where the recipient’s address is in a different country.

10.2 Any notice permitted or required under the Agreement must be in writing and be sent to the following address or e-mail, or at such other reasonable address or e-mail at which personal delivery may be effected of which a party may from time to time give notice:

If to the Company:

AiRWA Inc.

74 E. Glenwood Ave., #320

Smyrna, DE 19977

Attention: [        ]

Telephone: (646) 453-0678

E-mail: [        ]

If to the Director:

Ji Guibao

[      ]

[      ]

[      ]

[      ]

Telephone: [       ]

E-mail: [      ]

10.3 Either party may, from time to time, advise the other party by notice in writing of any change of address of the party giving such notice, and from and after the giving of such notice the address therein specified shall, for the purposes of Sections 9 and 10, be conclusively deemed to be the address of the party giving such notice.

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SECTION 11: OWNERSHIP OF WORK

11.1 The Director hereby assigns to the Company his entire right, title, and interest in and to all discoveries and improvements, patentable or otherwise, trade secrets and ideas, writings and copyrightable material, which may be conceived by the Director or developed or acquired by him during the Term of this Agreement, which may pertain directly or indirectly to the business of the Company or any of its subsidiaries, parent company, or affiliates (the “Work Product”). The Director agrees to disclose fully all such developments to the Company upon the request of the board of directors of the Company, its Chief Executive Officer, its Chief Financial Officer or its general counsel, which disclosure shall be made in writing promptly following any such request. The Director shall, upon the request of the Company, its Chief Executive Officer, its Chief Financial Officer or its general counsel, execute, acknowledge and deliver to the Company all instruments, and do all other acts, which are necessary or desirable to enable the Company or any of its subsidiaries to file and prosecute applications for, and to acquire, maintain, and enforce, all patents, trademarks, and copyrights in all countries in connection with any component of the Work Product.

11.2 The Director agrees to assign, on an ongoing basis throughout the Term of the Agreement, exclusively to the Company in perpetuity, all right, title, and interest of any kind whatsoever, in and to the Work Product, including any and all copyrights thereto (and the exclusive right to register copyrights). Accordingly, all rights in and to the Work Product, including any materials derived therefrom or based thereon and regardless of whether any such Work Product is actually used by the Company, shall from its creation be owned exclusively by the Company, and the Director will not have or claim to have any rights of any kind whatsoever in such Work Product. Without limiting the generality of the foregoing, the Director will not make any use of any of the Work Product in any manner whatsoever without the Company’s prior written consent, which may be withheld at the sole discretion of the Company.

SECTION 12: GENERAL

12.1 Entire Agreement. This Agreement constitutes the entire Agreement between the parties with respect to all matters herein, and there are no other agreements in connection with this subject matter except as specifically set forth or referred to in this Agreement. This Agreement supersedes any and all prior agreements and understandings relating to the subject matter. Both parties acknowledge that neither of the parties has been induced to enter into this Agreement by any representation or writing not incorporated into this Agreement.

12.2 Amendments. This Agreement may only be amended if such amendment is confirmed in writing by both parties.

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12.3 Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all parties hereto had all signed the same document. All counterparts shall be construed together and shall constitute one and the same original document. Each party may deliver a counterpart signature page by facsimile transmission.

12.4 Severability. If any portion of this Agreement is declared invalid or unenforceable, in whole or in part, it shall not be deemed to affect or impair the validity or enforceability of any other covenant or provisions herein, and such unenforceable portion shall be severed from the remainder of the Agreement.

12.5 Waivers. A waiver of any default, breach, or non-compliance under this Agreement is not effective unless in writing and signed by the party to be bound by the waiver. No waiver will be inferred from or implied by any failure to act or delay in acting by a party in respect of any default, breach, or non-observance or by anything done or omitted to be done by the other party. Any waiver by a party of any default, breach, or non-compliance under this Agreement will not operate as a waiver of that party’s right under this Agreement in respect of any continuing or subsequent default, breach, or non-observance.

12.6 Headings. The headings used in this Agreement are for the convenience of reference only and do not form part of or affect the interpretation of this Agreement.

12.7 Schedules. Any Schedules to this Agreement are an integral part of this Agreement as if set out in full in the body of this Agreement.

12.8 Conflict. In the event that there is a conflict or inconsistency between the wording of any of this Agreement and any Schedule, the Schedule shall govern.

12.9 Further Assurances. The parties agree to do all such other things and to take all such other actions as may be necessary or desirable to give full effect to the terms of this Agreement.

12.10 Number and Gender. Unless the context requires otherwise, words importing the singular include the plural and vice versa and words importing gender include all genders.

12.11 “Person”. In this Agreement, the term “person” is to be broadly interpreted and includes an individual, a corporation, a partnership, a trust, an unincorporated organization, the government of a country or any political subdivision thereof, or any agency or department of any such government, and the executors, administrators, or other legal representatives of an individual in such capacity.

12.12 Statute. Any reference to a statute in this Agreement, regardless of whether that statute has been defined or cited, includes all regulations made under it, any amendments made to it and in force, and any statute passed in replacement of or in substitution for it.

[Signatures on next page]

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IN WITNESS WHEREOF, the parties have duly executed this Agreement by signing below as of the date first written above.

AiRWA Inc.

/s/ Thomas Tarala
Name:	Thomas Tarala
Title:	Chief Executive Officer

Agreed and accepted by Director

/s/ Guibao Ji
Name:	Guibao Ji

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Schedule A

A. Services

The Director is engaged as a director of the Company and shall perform the following services:

1.	Normal director responsibilities. Carry out and assume all responsibilities of a director of the Company as required by Delaware law and other applicable law, the Company’s Bylaws (as amended), resolutions adopted by the directors or shareholders of the Company, and other regulations and internal rules relating to the directors of the Company.

2.	Board Committees. Carry out and assume all responsibilities of whatever committees of the board of directors as he may be appointed to, as required by Delaware law and other applicable law, the Company’s Bylaws (as amended), resolutions adopted by the directors or shareholders of the Company, and other regulations and internal rules relating to the audit committee.

3.	Attending Meetings. Use best efforts to attend scheduled meetings of the Company’s board of directors, meetings of the board committees to which he is appointed or invited, and meetings of the Company’s shareholders, in telephone, by video, or in person.

4.	Acting as a Fiduciary. Represent the shareholders and the interests of the Company as a fiduciary.

5.	Participating. Participate as a full voting member of Company’s board of directors in setting overall objectives, reviewing, discussing, and approving plans and programs of operation; formulating general policies; offering advice and counsel; serving on board committees as noted above and as required by a majority of the board of directors; reviewing management performance; participating in the appointment and removal of officers of the Company; participating in the disclosure of Company information in accordance with the securities regulations of the United States, and elsewhere as applicable; and reviewing internal and external financial and disclosure controls and procedures.

6.	Informing. Fully inform the Company’s board of directors, upon request from time to time, of the matters and things done, and to be done, by the Director in connection with the provision of the Services, and, if so requested by the board of directors, submit such information in writing to the board of directors in a timely manner.

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